Exhibit 12

                                                                  NATIONSRENT COMPANIES, INC.
                                                     STATEMENT OF COMPUTATION OF EARNINGS TO FIXED CHARGES
                                                                        (in thousands)

                                                           Predecessor Company                 Successor
                                      -------------------------------------------------------  Company
                                                                                      Five     Seven        Three     Three
                                                                                      Months   Months       Months    Months
                                                                                      Ended    Ended        Ended     Ended
                                                          Year Ended                  May 31,  December 31, March 31, March31,
                                      --------------------------------------------    -------  -----------  --------  --------
                                         1999        2000        2001       2002      2003       2003        2003      2004

 Earnings:
  Income (loss) before reorganization
   items, benefit for income taxes and
   cumulative effect of change in
   accounting principle               $ 54,571   $ (98,542)  $ (939,520) $(128,568)  $(49,564) $(15,014)   $(29,727) $(19,773)
 Interest Expense (1)                   70,412     101,427      110,467     34,389      3,164    15,790       1,484     7,638
 Amortization of debt issuance costs     1,977       2,296        3,254        102          -     1,171           -       414
 Interest portion of rent expense (2)   20,081      32,252       39,245     37,724     11,976     6,618       7,932     2,207
                                      --------   ---------   ----------  ---------   --------  --------    --------- ---------
 Earnings as adjusted                 $147,041   $  37,433   $(786,554)  $ (56,353)  $(34,424) $  8,565    $(20,311) $ (9,514)
                                      ========   =========   ==========  =========   ========  ========    ========= =========
Fixed Charges:
 Interest expense (1)                 $ 70,412   $ 101,427   $ 110,467   $  34,389   $  3,164  $ 15,790    $  1,484  $  7,638
 Debt issuance cost amortization         1,977       2,296       3,254         102          -     1,171           -       414
 Interest portion of rent expense (2)   20,081      32,252      39,245      37,724     11,976     6,618       7,932     2,207
                                      --------   ---------   ----------  ---------   --------  --------    --------- ---------
 Total fixed charges                  $ 92,470   $ 135,975   $ 152,966   $  72,215   $ 15,140  $ 23,579    $  9,416  $ 10,259
                                      ========   =========   ==========  =========   ========  ========    ========= =========

Ratio of Earnings to Fixed Charges         1.6          (3)         (3)         (3)        (3)       (3)         (3)       (3)
(1)	Includes capitalized interest of $2.0 million and $0.9 million for the years ended December 31, 2000 and 1999, respectively.
(2)	The interest portion of rent expense was estimated to be one-third of rent expense.
(3)	For the year ended December 31, 2000, 2001 and 2002, the five months ended May 31, 2003 and the seven months ended December 31, 2003, the three months ended March 31, 2003 and the three months ended March 31, 2004, the deficit to fixed charges was $98.5 million, $939.5 million, $128.6 million, $49.6 million and $15.0 million, $29.7 million and $19.8 million respectively.